Exhibit M.2

ICE Trade Vault Security-Based Swap Data Repository Service and Pricing Schedule:

The following fee structure for ICE Trade Vault, LLC ("ICE Trade Vault") is applicable to the reporting of data in respect of Security-Based Swaps ("SBSs") and Security-Based Options ("Options"), as defined under Applicable Law, to the ICE Trade Vault Service:

- Repository Fees will be assessed upon the ICE Trade Vault Service's acceptance of the initial trade record for a SBS or Option by and will be charged as follows:
* Cleared SBS or Cleared Option - A Repository Fee will be charged to the Clearing Agency ("CA") that cleared the SBS or Option; and
* Uncleared/Bilateral SBS or Uncleared/Bilateral Option - A Repository Fee will be charged to each Participant represented as a counterparty that is a party to the Trade.
- The minimum monthly invoice per Participant will be $375.  In a given month, each Participant represented as a counterparty or CA shall be invoiced the greater of (i) the total of all Repository Fees incurred by Participant or CA or (ii) $375.  The minimum monthly invoice only applies to Participants who have open positions in SBSs or Options in the ICE Trade Vault Service.
- No rebates, share of profits, or dividends will be paid to any Participant or group of Participants.
- No additional fees will be assessed by ICE Trade Vault for storing trade data, processing life-cycle events, valuations, supporting upgrades, integrating and maintaining APIs or help desk assistance.
- ICE Trade Vault will only assess fees as detailed above, and there will be no "hidden fees" associated with ICE Trade Vault Service.  All fees charged by ICE Trade Vault are uniform, equitable and non-discriminatory.
- No fees will be assessed by ICE Trade Vault for the transfer of SBSs and Options which were previously reported to another SBSDR. For the avoidance of doubt, any SBSs and Options reported after the transfer date will be invoiced in accordance to this Fee Schedule.

Service and Pricing Schedule

Set forth below are the Repository Fee Rates to be applied upon acceptance of an initial trade record in respect of SBSs and Options by the ICE Trade Vault Service:

Asset Classes Cleared SBS Rate Cleared Option Rate
Credit Derivatives $1.13 per $1mm notional  $1.13 per $1mm notional

Asset Classes Uncleared/Bilateral SBS Uncleared/Bilateral Option
Credit Derivatives $1.13 per $1mm notional $1.13 per $1mm notional